As filed with the Securities and Exchange Commission on May 12, 2000
                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                       Take-Two Interactive Software, Inc.
             (Exact name of registrant as specified in its charter)

    Delaware                                               575 Broadway                                    51-0350842
(State or other jurisdiction                         New York, New York 10012                            (I.R.S. employer
  of incorporation                                       (212) 334-6633                                    identification
  or organization)                    (Address, including zip code, and telephone number,                      number)
                                   including area code, of registrant's principal executive offices)

                             Ryan A. Brant, Chairman
                       Take-Two Interactive Software, Inc.
                                  575 Broadway
                            New York, New York 10012
                                 (212) 334-6633
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                              --------------------
                                   Copies to:
                             Robert J. Mittman, Esq.
                        Blank Rome Tenzer Greenblatt LLP
                              405 Lexington Avenue
                            New York, New York 10174
                            Telephone: (212) 885-5000
                           Telecopier: (212) 885-5001

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box |_|

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box |X|

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. |_| ____

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ____

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                                             Calculation of Fee.
======================= ==================== ==================== ===================== ====================
                                              Proposed Maximum      Proposed Maximum         Amount of
   Title of Shares         Amount to be           Offering         Aggregate Offering    Registration Fee
   to be Registered         Registered         Price Per Share           Price
----------------------- -------------------- -------------------- --------------------- --------------------
Common Stock, $.01         1,839,600(2)           $10.75(3)           $19,775,700            $5,221
par value(1)
----------------------- -------------------- -------------------- --------------------- --------------------

----------------------- -------------------- -------------------- --------------------- --------------------

======================= ==================== ==================== ===================== ====================

(1) Represents shares to be sold by certain selling stockholders.

(2) Pursuant to Rule 416 of the Securities Act of 1933, there are also being registered such additional shares as may be issued to the selling stockholders because of future stock dividends, stock distributions, stock splits or similar capital readjustments or, in the case of holders of warrants, the operation of any anti-dilution provisions.

(3) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) of the Securities Act of 1933, as amended, the registration fee has been calculated based upon the average of the high and low prices as reported by Nasdaq for the registrant's Common Stock on May 10, 2000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    SUBJECT TO COMPLETION, DATED MAY 12, 2000

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                       Take-Two Interactive Software, Inc.



                                  Common Stock


     This Prospectus relates to the resale of up to 1,839,600 shares of common stock by certain stockholders.

     The selling stockholders may sell these shares from time to time through ordinary brokerage transactions in the over-the-counter markets, in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at negotiated prices and in certain other ways, as described under "Plan of Distribution" on page 19. We will not receive any of the proceeds from the sale of these shares.

     Our common stock is traded on the Nasdaq National Market under the symbol TTWO. On May 10, 2000, the closing sale price of our common stock as reported by Nasdaq was $10.6875.

     Investing in our common stock is speculative and involves a high degree of risk. See "Risk Factors" beginning on page 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                  The date of this prospectus is _______, 2000.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other financial and business information with the SEC. Our SEC filings are available on the SEC's web site at http://www.sec.gov. You also may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about their public reference rooms, including copy charges.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Prospectus, and information that we file later with the SEC will automatically update and supersede information in this Prospectus and in our other filings with the SEC. We incorporate by reference into this prospectus our Annual Report on Form 10-K for the year ended October 31, 1999, our Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2000; our current Report on From 8-K dated March 14, 2000 and the description of our Common Stock which is contained in our Registration Statement on form 8-A, each of which we already have filed with the SEC. We also incorporate by reference into this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the shares of common stock covered by this Prospectus.

     You may request a copy of these filings at no cost, by writing or calling us at the following address:

                       Take-Two Interactive Software, Inc.
                                  575 Broadway
                            New York, New York 10012
                            Attention: Ryan A. Brant
                            Telephone: (212) 334-6633

     You should rely only on the information contained in, or incorporated by reference into, this Prospectus or any applicable Prospectus Supplement. We have not authorized anyone to provide you with additional or different information. You should not assume that the information in this Prospectus, any Prospectus Supplement, or any document incorporated by reference is accurate as of any date other than the date of those documents.

     You may also obtain from the SEC a copy of the Registration Statement and exhibits that we filed with the SEC when we registered the shares of common stock. The Registration Statement may contain additional information that may be important to you.

                           FORWARD-LOOKING STATEMENTS

     We make statements in this Prospectus and the documents incorporated by reference that are considered forward-looking statements under the federal securities laws. Such forward-looking statements are based on the beliefs of our management as well as assumptions made by and information currently available to them. The words "anticipate," "believe," "may," "estimate," "expect," and similar expressions, and variations of such terms or the negative of such terms, are intended to identify such forward-looking statements.

     All forward-looking statements are subject to certain risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results, performance or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Important factors that could cause or contribute to such difference include those discussed under "Risk Factors" in this Prospectus and in our Annual Report on Form 10-K. You should not place undue reliance on such forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the information set forth under "Risk Factors" in this Prospectus.

                    ABOUT TAKE-TWO INTERACTIVE SOFTWARE, INC.

     We are a leading worldwide developer, publisher and distributor of interactive software games. Our software operates on multimedia personal computers and video game console platforms manufactured by Sony, Nintendo and Sega. We are one of the largest distributors of interactive software games in the United States and one of the top ten publishers of interactive software games in Europe.

     Software is developed by our internal development studios, by developers in which we have an ownership interest and by third-party developers on our behalf. Our relationships with developers include Gathering of Developers and Bungie Software. We have several titles under development for next generation platforms, such as the PlayStation 2 and Dreamcast.

     We publish our software under the Rockstar Games(TM), Talonsoft, Gathering of Developers, Mission Studios and Take-Two labels. We have released popular titles in a variety of genres, including Grand Theft Auto, GTA2, Railroad Tycoon II, Monster Truck Madness and Thrasher: Skate & Destroy, and intend to release new titles, including Oni and Halo and titles based on the highly successful Duke Nukem franchise and Austin Powers movies.

     Jack of All Games, our subsidiary, distributes our software as well as third-party software to more than 20,000 retail outlets in the United States. Our customers include WalMart, Toys R Us, Electronics Boutique, Babbage's, Best Buy and Ames Department Stores, as well as leading national and regional drug store, supermarket and discount store chains and specialty retailers.

     We also have publishing and distribution operations in the United Kingdom, France, Germany, Norway, Sweden, Denmark, Italy, Australia and Canada. We have employed the Jack of All Games trade name in Europe, and have greatly expanded our international presence by making several acquisitions. Our Joytech subsidiary is a leading manufacturer of video game hardware accessories in Europe.

     We were incorporated in the state of Delaware in September 1993. Our principal executive offices are located at 575 Broadway, New York, New York 10012, and our telephone number is (212) 334-6633.

                               RECENT DEVELOPMENTS

     In March 2000, our wholly-owned subsidiary Broadband Studios, Inc. acquired all of the outstanding capital stock of Toga Holdings B.V., the parent company of Pixel Broadband Studios, Ltd., an Israeli corporation, for $4.45 million in cash and 2,561,245 shares of our common stock. Pixel is a leading provider of multiplayer gaming technologies.

     Broadband Studios was formed to capitalize on the emergence of next-generation video game console systems with digital broadband connectivity. Broadband Studios intends to market both cutting-edge games, through its Rockstar Games(TM) publishing label, and PowerPlay Network(TM), a premium "click-and-play" gaming channel service. It is anticipated that the PowerPlay Network will be hosted on Jive(TM), a proprietary software platform designed to enable broadband service providers to offer "real-time" interactive multiplayer gaming on-demand.

     Broadband Studios intends to raise funds through private and public financings. Broadband Studios will require substantial capital resources to fund its infrastructure investment, product and technology development, marketing, sales and other working capital requirements, including the establishment of executive offices in the United Kingdom. Adequate financing may not be available to Broadband Studios at the time or times needed, or on acceptable terms. If adequate funds are not available, Broadband Studios may not be able to continue to develop its products and technologies. In addition, Broadband Studios expects to incur significant expenses, which may result in losses as it develops its business. Significant losses could adversely affect our financial condition and future operating results. See "Risk Factors."

     In April 2000, we acquired all of the outstanding capital stock of Gathering of Developers, Inc. for 1,060,019 shares of common stock.

                                  RISK FACTORS

     The shares offered hereby are speculative and involve a high degree of risk. Each prospective investor should carefully consider the following risk factors before making an investment decision.

Many of our titles have short lifecycles and fail to generate significant revenues.

     The market for our interactive entertainment software is characterized by short product lifecycles and frequent introduction of new products. Many software titles do not achieve sustained market acceptance or do not generate a sufficient level of sales to offset the costs associated with product development. A significant percentage of the sales of new titles generally occurs within the first three months following their release. Therefore, our continued profitability depends upon our ability to develop and sell new, commercially successful titles and to replace revenues from titles in the later stages of their lifecycles. Any competitive, financial, technological or other factor which delays or impairs our ability to introduce and sell our software could adversely affect our future operating results.

A significant portion of our revenues are derived from a limited number of titles.

     For the year ended October 31, 1999, ten titles accounted for approximately 33.5% of our revenues, with Grand Theft Auto products accounting for 18.7% of our revenues. For the three-month period ended January 31, 2000, ten titles accounted for approximately 31.2% of our revenues. Our future titles may not be commercially viable. We also may not be able to release new titles within scheduled release times or at all. If we fail to continue to develop and sell new, commercially successful titles, our revenues and profits may decrease substantially.

Our business is dependent on licensing and publishing arrangements with third parties.

     Our success depends on our ability to identify and exploit new titles on a timely basis. We have entered into agreements with third parties to acquire the rights to publish and distribute interactive entertainment software. These agreements typically require us to make advance payments, pay royalties and satisfy other conditions. Our advance payments may not be sufficient to permit developers to develop new software successfully. In addition, software development costs, promotion and marketing expenses and royalties payable to software developers have increased significantly in recent years and reduce the potential revenues derived from sales of our software. Future sales of our titles may not be sufficient to recover advances to software developers, and we may not have adequate financial and other resources to satisfy our contractual commitments. If we fail to satisfy our obligations under these license agreements, the agreements may be terminated or modified in ways that may be burdensome to us.

     Our profitability depends upon our ability to continue to license popular properties on commercially feasible terms. Numerous companies compete intensely for properties, and we may not be able to license popular properties on favorable terms or at all in the future.

We continually need to develop new interactive entertainment software for various operating systems.

     We depend on third-party software developers and our internal development studios to develop new interactive entertainment software within anticipated release schedules and cost projections. Most of our titles are externally developed. If developers experience financial difficulties, additional costs or unanticipated development delays, we will not be able to release titles according to our schedule and may incur losses.

     The development of new interactive entertainment software is lengthy, expensive and uncertain. Considerable time, effort and resources are required to complete development of our proposed titles. We have in the past and may in the future experience delays in introducing new titles. Delays, expenses, technical problems or difficulties could force the abandonment of or material changes in the development and commercialization of our proposed titles. In addition, the costs associated with developing titles for use on new or future platforms may increase our development expenses.

     The software incorporated into our titles may contain defects or errors which do not become apparent until after commercial introduction. Remedying such errors may delay our plans, cause us to incur additional costs and adversely affect our operations.

We are subject to various distribution risks.

     Our distribution business accounts for a substantial portion of our revenues. Our distribution operations require us to: o maintain our operating margins;

          o secure adequate supplies of currently popular software and hardware on a timely and competitive basis;

          o    continually turn our inventories; and

          o    maintain effective inventory and cost controls.

     We are dependent on third-party software and hardware manufacturers, developers, distributors and dealers, including our competitors, to provide adequate inventories of popular interactive entertainment software to our retail customers when needed and on favorable pricing terms. We generally do not maintain agreements with suppliers. Suppliers may sell their software directly to our retail customers, rather than through us, on more favorable terms than those provided to us. We have historically purchased a significant portion of our titles from a limited number of suppliers. If suppliers do not provide us with competitive titles on favorable terms without delays, we will be unable to deliver titles on competitive terms to our retail customers when they require them.

We may fail to anticipate changing consumer preferences.

     Our business is speculative and is subject to all of the risks generally associated with the interactive entertainment software industry, which has been cyclical in nature and has been characterized by periods of significant growth followed by rapid declines. Our future operating results will depend on numerous factors beyond our control, including:

          o    the popularity, price and timing of new interactive entertainment
               software   being   released  and   distributed   by  us  and  our
               competitors;

          o    international,   national  and  regional   economic   conditions,
               particularly     economic    conditions    adversely    affecting
               discretionary consumer spending;

          o    changes in consumer demographics;

          o    the availability of other forms of entertainment; and

          o critical reviews and public tastes and preferences, all of which change rapidly and cannot be predicted.

     In order to plan for acquisition and promotional activities, we must anticipate and respond to rapid changes in consumer tastes and preferences. A decline in the popularity of interactive entertainment software or particular platforms could cause sales of our titles to decline dramatically. The period of time necessary to develop new game titles, obtain approvals of manufacturers and produce CD-ROMs or game cartridges is unpredictable. During this period, consumer appeal of a particular title may decrease, causing projected sales to decline.

Rapidly changing technology and potential obsolescence of software and platforms could harm our operating results.

     The interactive entertainment software market and the PC and video game industries in general are associated with rapidly changing technology, which leads to software and platform obsolescence and significant price erosion of interactive entertainment software. Our titles have been developed primarily for multimedia PCs and video game consoles, including Nintendo 64 and Sony's PlayStation game console. Sony recently introduced the PlayStation 2 in Japan and plans to introduce it in the United States in September 2000. Sega has introduced its Dreamcast system and each of Microsoft and Nintendo has stated that it is in the process of developing a new video game platform. If the sales rates of multimedia PCs or video game consoles level off or decline as a result of the anticipated release of new platforms or other technological changes, sales of our titles developed for these platforms may decrease.

     We devote development and marketing resources on products designed for new video game systems that have not yet achieved large installed bases. We intend to release a variety of products for the PlayStation 2. If that platform does not achieve wide acceptance by consumers, we will have spent a substantial amount of our resources for this platform which would have a material adverse effect on our business, operating results and financial condition.

     We need to anticipate technological changes and continually adapt our new titles to emerging platforms to remain competitive in terms of price and performance. Our success depends upon our ability and the ability of third-party developers to adapt software to operate on and to be compatible with the products of original equipment manufacturers and to function on various hardware platforms and operating systems. If we design titles to operate on new platforms, we may be required to make substantial development investments well in advance of platform introductions, and we will be subject to the risks that any new platform may not achieve initial or continued market acceptance. In addition, our software designed for PCs must maintain compatibility with computers, their operating software and their hardware accessories. If we are unable to develop or adapt titles to operate on and be compatible with future platforms that achieve market acceptance or to maintain compatibility with new platforms as needed, we will be unable to offer titles that may appeal to consumers in the future.

     The introduction of new platforms and technologies can render existing interactive entertainment software obsolete and unmarketable. We expect that as more advanced platforms are introduced, consumer demand for software for older platforms will decline. As a result, our titles developed for such platforms may not generate sufficient sales to make such titles profitable. Obsolescence of software or platforms could leave us with increased inventories of unsold titles and limited amounts of new titles to sell to consumers.

     A number of software publishers who compete with us have developed or are currently developing software for use by consumers over the Internet. Future increases in the availability of such software or technological advances in such software or the Internet could result in a decline in platform-based software and impact our sales. Direct sales of software by major manufacturers over the Internet would adversely affect our distribution business.

Returns of our titles may adversely affect our operating results.

     Our arrangements with retailers for published titles require us to accept returns for stock balancing, markdowns or defects. We establish a reserve for future returns of published titles at the time of sales, based primarily on these return policies and historical return rates, and we recognize revenues net of returns. We have historically experienced a return rate of approximately 10% of gross publishing revenues.

     Our distribution arrangements with retailers generally do not give them the right to return titles to us or to cancel firm orders, although we do accept returns for stock balancing, markdowns and defects. We sometimes negotiate accommodations to retailers, including price discounts, credits and returns, when demand for specific titles falls below expectations. Historically, less than 1% of distribution revenues represent write-offs for returns.

     Our sales returns and allowances for the years ended October 31, 1998 and 1999 and the three months ended January 31, 2000 were $13,672,432, $25,146,691 and $7,643,905, respectively. If return rates significantly exceed our estimates, our operating results will be materially adversely affected.

Our quarterly operating results may vary significantly.

     We have experienced and may continue to experience wide fluctuations in quarterly operating results as a result of:

          o    delays in the introduction of new titles;

          o    the size and timing of product and corporate acquisitions;

          o variations in sales of titles designed to operate on particular platforms;

          o development and promotional expenses relating to the introduction of new titles, sequels or enhancements of existing titles;

          o    projected and actual changes in platforms;

          o    the timing and success of title introductions by our competitors;

          o    product returns;

          o    the accuracy of retailers' forecasts of consumer demand; and

          o    the timing of orders from major customers.

     Sales of our titles are seasonal, with peak shipments typically occurring in the fourth calendar quarter (our fourth and first fiscal quarters) as a result of increased demand for interactive entertainment software during the year-end holiday season.

The interactive entertainment software industry is highly competitive.

     We compete for both licenses to properties and the sale of interactive entertainment software with Sony, Nintendo and Sega, each of which is the largest developer and marketer of software for its platforms. Sony and Nintendo currently dominate the industry and have the financial resources to withstand significant price competition and to implement extensive advertising campaigns, particularly for prime-time television. These companies may also increase their own software development efforts.

     In addition, we compete with domestic public and private companies, international companies, large software companies and media companies. Many of our competitors have far greater financial, technical, personnel and other resources than we do, and many are able to carry larger inventories, adopt more aggressive pricing policies and make higher offers to licensors and developers for commercially desirable properties than we can. Our titles also compete with other forms of entertainment such as motion pictures, television and audio and video cassettes featuring similar themes, on-line computer programs and forms of entertainment which may be less expensive or provide other advantages to consumers.

     Retailers typically have limited shelf space and promotional resources, and competition is intense among an increasing number of newly introduced interactive entertainment software titles for adequate levels of shelf space and promotional support. Competition for retail shelf space is expected to increase, which may require us to increase our marketing expenditures just to maintain current levels of sales of our titles. Competitors with more extensive lines and popular titles frequently have greater bargaining power with retailers. Accordingly, we may not be able to achieve the levels of support and shelf space that such competitors receive. Similarly, as competition for popular properties increases, our cost of acquiring licenses for such properties is likely to increase, possibly resulting in reduced margins. Prolonged price competition, increased licensing costs or reduced operating margins would cause our profits to decrease significantly.

We depend on console manufacturers for supplies of our games.

     We depend on non-exclusive licenses with Sony, Nintendo and Sega both for the right to publish titles for their platforms and for the manufacture of our software designed for use on their platforms. Our licenses for the PlayStation, Nintendo 64, Nintendo GameBoy and Sega Dreamcast platforms require that we obtain approval for the publication of new titles on a title-by-title basis. As a result, the number of titles we are able to publish for these platforms may be limited. If any of these licenses were terminated, we would lack alternative sources for the manufacture of titles for these platforms and would be unable to develop and publish software developed for these platforms.

     Each of Sony, Nintendo and Sega is the sole manufacturer of the titles we publish under license from such manufacturer. Each platform license provides that the manufacturer may raise prices for the titles at any time and grants the manufacturer substantial control over the release of new titles. The relatively long manufacturing cycle for cartridge-based titles for the Nintendo platform (from 30 to 45 days) requires us to accurately forecast retailer and consumer demand for our titles far in advance of sales. Nintendo cartridges are also more expensive to manufacture than CD-ROMs, resulting in greater inventory risks for those titles. Each of these manufacturers also publishes software for its own platforms and manufactures titles for all of its other licensees and may choose to give priority to its own titles or those of other publishers if it has insufficient manufacturing capacity or if there is increased demand.

     These manufacturers may not have sufficient production capacity to satisfy our scheduling requirements during any period of sustained demand. If manufacturers do not supply us with finished titles on favorable terms without delays, our operations could be materially interrupted, and our operating results could be adversely affected.

We may not be able to protect our proprietary rights or avoid claims that we infringe on the proprietary rights of others.

     We develop proprietary software and technologies and have obtained the rights to publish and distribute software developed by third parties. We attempt to protect our software and production techniques under copyright, trademark and trade secret laws as well as through contractual restrictions on disclosure, copying and distribution. We do not hold any patents or registered copyrights.

     Interactive entertainment software is susceptible to unauthorized copying. Unauthorized third parties may be able to copy or to reverse engineer our software to obtain and use programming or production techniques that we regard as proprietary. In addition, our competitors could independently develop technologies substantially equivalent or superior to our technologies.

     As the amount of interactive entertainment software in the market increases and the functionality of this software further overlaps, we believe that interactive entertainment software will increasingly become the subject of claims that such software infringes the copyrights or patents of others. From time to time, we receive notices from third parties alleging infringement of their proprietary rights. Although we believe that our software and technologies and the software and technologies of third-party developers and publishers with whom we have contractual relations do not and will not infringe or violate proprietary rights of others, it is possible that infringement of proprietary rights of others may occur. Any claims of infringement, with or without merit, could be time-consuming, costly and difficult to defend.

Our rapid expansion and acquisitions may strain our operations.

     We have expanded through internal growth and acquisitions, which have placed and may continue to place a significant strain on our management, administrative, operational, financial and other resources. We have released a significant number of titles on new platforms, expanded our publishing and distribution operations, increased our advances to developers and manufacturing expenditures, enlarged our work force and expanded our presence in international markets. To successfully manage this growth, we must continue to implement and improve our operating systems as well as hire, train and manage a substantial and increasing number of management, technical, marketing, administrative and other personnel. We may be unable to effectively manage rapidly expanded operations which are geographically dispersed.

     We have acquired rights to various properties and businesses, and we intend to continue to pursue opportunities by making selective acquisitions consistent with our business strategy. We may be unable to successfully integrate any new personnel, property or business into our operations. If we are unable to successfully integrate future personnel, properties or businesses into our operations, we may incur significant charges.

     Our publishing and distribution activities require significant amounts of capital. We may seek to obtain additional debt or equity financing to fund the cost of continuing expansion. The issuance of equity securities would result in dilution to the interests of our stockholders.

A limited number of customers may account for a significant portion of our sales.

     Sales to our five largest customers accounted for approximately 22.4%, 24.5% and 23.5% of our revenues for the years ended October 31, 1998 and 1999 and the three months ended January 31, 2000. The loss of our relationships with principal customers or a decline in sales to principal customers could harm our operating results.

We have significant outstanding indebtedness and have granted security interests to debtholders.

     We have incurred substantial indebtedness in order to finance our expanded operations. As of January 31, 2000, $60,000,000 was outstanding under a line of credit agreement between us and a group of lenders led by Bank of America, N.A., as agent. This line of credit provides for borrowings of up to $75,000,000. Borrowings under the line of credit with Bank of America are collateralized by our accounts receivable, inventory, equipment, general intangibles, securities and other personal property, including the capital stock of our domestic subsidiaries. The loan agreement contains certain financial covenants and limits or prohibits us, subject to certain exceptions, from declaring or paying cash dividends, merging or consolidating with another corporation, selling assets (other than in the ordinary course of business), creating liens and incurring additional indebtedness. If we default on our obligations, the banks could elect to declare our indebtedness to be due and payable and foreclose on our assets.

We are dependent upon our key executives and personnel.

     Our success is largely dependent on the personal efforts of certain key personnel. The loss of the services of one or more of these key employees could adversely affect our business and prospects. Our success is also dependent upon our ability to hire and retain additional qualified operating, marketing, technical and financial personnel. Competition for qualified personnel in the computer software industry is intense, and we may have difficulty hiring or retaining necessary personnel in the future. If we fail to hire and retain necessary personnel as needed, our business will be significantly impaired.

Rating systems for interactive entertainment software, potential legislation and consumer opposition could inhibit sales of our products.

     The home video game industry requires interactive entertainment software publishers to provide consumers with information relating to graphic violence or sexually explicit material contained in software titles. Certain countries have also established similar rating systems as prerequisites for sales of interactive entertainment software in such countries. We believe that we comply with such rating systems and display the ratings received for our titles. Our software titles generally receive a rating of "G" (all ages) or "T" (age 13 and over), although certain of our titles receive a rating of "M" (age 18 and over), which may limit the potential markets for these titles.

     Several proposals have been made for federal legislation to regulate the interactive entertainment software, motion picture and recording industries, including a proposal to adopt a common rating system for interactive entertainment software, television and music containing violence and sexually explicit material.

Consumer advocacy groups have also opposed sales of interactive entertainment software containing graphic violence and sexually explicit material by pressing for legislation in these areas and by engaging in public demonstrations and media campaigns. If any groups were to target our titles, we might be required to significantly change or discontinue a particular title. In addition, certain retailers, such as WalMart, Kmart, Sears and Target Stores, have declined to sell interactive entertainment software containing graphic violence or sexually explicit material, which also limits the potential markets for certain of our games.

We are subject to credit and collection risks.

     Our sales are typically made on credit, with terms that vary depending upon the customer and the demand for the particular title being sold. We do not hold any collateral to secure payment by our customers. As a result, we are subject to credit risks, particularly in the event that any of our receivables represent sales to a limited number of retailers or are concentrated in foreign markets. If we are unable to collect on accounts receivable as they become due and such accounts are not covered by insurance, it could adversely affect our financial condition. Our accounts receivable, less an allowance for doubtful accounts and product returns, at January 31, 2000 were $95,442,481.

We are subject to risks and uncertainties of international trade.

     Sales in international markets, primarily in the United Kingdom and other countries in Europe and the Pacific Rim, have accounted for an increasing portion of our revenues. For the years ended October 31, 1998 and 1999 and the three months ended January 31, 2000, sales in international markets accounted for approximately 21.6%, 34.6% and 33.9% of our revenues. We are subject to risks inherent in foreign trade, including:

          o    increased credit risks;

          o    tariffs and duties;

          o    fluctuations in foreign currency exchange rates;

          o    shipping delays; and

          o international political, regulatory and economic developments, all of which can have a significant impact on our operating results.

     Sales in France and Germany are made in local currencies. We do not engage in foreign currency hedging transactions.

          Additional Risk Factors Relating to our Broadband Operations:

Our lack of relevant operating history in providing broadband technologies and content makes it difficult to evaluate and forecast this business.

     We have no relevant operating history in providing interactive multiplayer gaming technologies and content over broadband networks. We expect that our revenues for the foreseeable future will be derived from sales of our packaged software through traditional retail channels. As a result, forecasting operating results for our broadband technologies and content is difficult. If our broadband technologies and content do not achieve or sustain wide market acceptance, our business could be materially adversely affected. In addition, both Rockstar and Pixel have limited operating histories, and we may not be able to successfully integrate the operations of these diverse businesses.

The implementation of our broadband business plans may not be successful.

     Our broadband operations and prospects will be largely dependent upon our ability to establish and maintain satisfactory relationships with broadband service providers and successfully develop and commercialize our interactive multiplayer content and technologies. We have limited experience in developing and commercializing broadband content and enabling technologies and there is no information available concerning our technology's potential performance. We may not successfully implement our business plan and unanticipated expenses, problems and technical difficulties may result in material delays in its implementation.

We have no experience with broadband content applications and may not be able to operate this business effectively.

     Offering games for broadband applications is a substantial departure from our traditional business of selling packaged software games. The profit potential of our business model is unproven. We anticipate employing various pricing models, including subscription and "pay-for-play" fees. We have no experience with developing optimal pricing strategies for our content and no experience in "pay-for-play" pricing or in securing advertising revenue for broadband services, and we have not conducted any product or marketing tests or market feasibility studies. Similarly, we have no experience in predicting usage patterns for our games. Because of our inexperience in this area, we may not be effective in achieving success that may otherwise be attainable from offering our games over broadband networks.

We expect to incur significant expenses in our Broadband Studios subsidiary which may result in losses.

     We expect to incur significant expenses in our Broadband Studios subsidiary, which may result in losses as we develop our broadband business. We cannot be certain that we will produce sufficient revenues from the sale of packaged software products to support the significant costs associated with ongoing broadband content and technology development. Any losses could adversely affect our financial condition and future operating results.

Our technology is unproven and we are subject to risks associated with developing our broadband platform and products.

     Although we have completed development of our multiplayer gaming platform and other technologies, which we believe perform the principal functions for which they have been designed, our platform has not yet been commercialized or tested by potential broadband service providers. The ability of our platform to connect and manage a substantial number of subscribers and interactive devices at high transmission speeds is unknown. We face uncertainties related to our platform's ability to be scaled to potentially significant subscriber levels while maintaining superior performance. As a result, there can be no assurance that upon commercial introduction, our platform will satisfactorily perform all of the functions for which it has been designed, that it will be reliable or scale in extensive broadband applications, that our platform or products will satisfy current price or performance objectives or that unanticipated technical or other problems will not occur that would result in increased costs or material delays in product development or commercialization. Technologies as complex as those incorporated into our platform may contain errors that only become apparent subsequent to widespread commercial use. Remedying such errors could delay our plans and cause us to incur additional costs. In addition, our success will depend upon our ability to adapt our platform and products to operate on and to be compatible with the operating systems of third-party broadband networks and successfully develop and introduce interactive gaming content with multiplayer capabilities on a timely and cost-effective basis. We may not be able to successfully adapt our technologies to operate on and be compatible with the products and systems of third-party broadband network operators or successfully introduce gaming content on a timely basis or at all.

We will require significant capital to fund product development and other needs.

     Because our broadband business is at an early stage, we must continue to make significant investments in the development of our technologies and products and hire new personnel rapidly in anticipation of potential growth in such business. We will require substantial funds to continue to fund our infrastructure investment, product and technology development, marketing, sales and other working capital requirements. We may seek to obtain equity financing for Broadband Studios in private and public markets. Funds may not be available at the time or times needed, or on terms acceptable to us. If adequate funds are not available, or are not available on acceptable terms, we may not be able to continue to develop new products and services or otherwise respond to competitive pressures. Such inability could have a material adverse effect on our business, operating results and financial condition.

We will rely on broadband service operators to provide our content.

     We plan to obtain access to subscribers through agreements with broadband service providers. We do not currently have any agreements with any service providers. The process of identifying and establishing relationships with service providers, entering into contractual arrangements and adapting our technologies to operate on such broadband networks is lengthy and uncertain. We may not be successful in entering into any contracts with third parties. If we are able to establish satisfactory relationships with service providers, we will rely on our partners in many areas, including marketing to potential subscribers and subscriber billing and collection. If we fail to establish and maintain these relationships or if our partners do not perform to our expectations, our ability to provide our content to potential subscribers and generate revenues will be materially adversely affected. Our ability to derive revenues from our content also will be dependent upon the ability of third-party service providers to support a highly complex network infrastructure and avoid damage from fires, earthquakes, hurricanes, floods, power losses, telecommunications failures, unauthorized access, computer viruses and other disruptive problems, and continually upgrade their network capacity to accommodate increasing numbers of subscribers and data.

We face significant competition that may limit our ability to gain market share and harm our financial performance.

     The emerging markets for consumer broadband content are extremely competitive. We expect that competition will intensify in the future. Console and PC game publishers including Microsoft, Sony, Nintendo, Sega, Hasbro, Mattel, Electronic Arts, Acclaim, GT Interactive, Interplay and Eidos are each developing individual online games and games with online components accessed through PCs. Sony (including the online divisions of Sony Entertainment) has a broad collection of online game offerings, which includes Everquest, and Electronic Arts has established an online gaming division, which features Ultima Online. Each of these competitors may compete with us for subscription sales.

     We will also compete with general purpose consumer web sites such as Yahoo!, Excite, Lycos, and Microsoft Network. Many of these Internet portals offer gaming sites such as Yahoo Games Channel, Excite Games Channel, Lycos Games Channel, and Microsoft Gaming Zone. Although most of the game areas of these portals have attained modest reach, their key placement on powerful portals makes them potentially significant competitors for gaming subscriptions as well.

     Our competitors have substantially greater financial, technical and marketing resources, established subscriber bases, longer operating histories, greater name recognition and established relationships with advertisers and content and applications providers than we. We expect that these companies will compete with us for strategic relationships with potential broadband service providers. Furthermore, many of our competitors are offering, or may soon offer, technologies that will compete with some or all of our technologies. We may not compete successfully against current or future competitors and the competitive pressures we face may materially adversely affect our business, operating results or financial condition.

We will depend on the  continued  growth of broadband  access  technologies  and
consumer   acceptance  of  high-quality,   high-speed   broadband   content  and
applications.

     Our broadband business is unlikely to be successful if the use of broadband access and applications does not continue to increase. Broadband service is an emerging business with a short operating history. The ultimate demand for broadband service is subject to a high degree of uncertainty. A key component of our strategy is to provide compelling interactive content. Our success in providing and aggregating such content and applications, and our success in charging a premium for our service, is dependent on the ability of content and applications providers to create and support high-quality, high-speed broadband applications and our ability to aggregate content and applications offerings in a manner that users find compelling. We may not be successful in these endeavors. The market for high-quality broadband content and applications is at an early stage of development and is rapidly evolving, and there is significant competition among network operators for aggregating such content and applications. If the market fails to develop as expected or competition increases, or our content and applications offerings do not achieve or sustain market acceptance, our business, operating results and financial condition will be materially adversely affected.

We cannot predict the acceptance and maintenance of the Rockstar Games brand.

     The continued development of the Rockstar Games brand is important to our future success. We believe that we must establish and maintain the Rockstar Games brand and attract and expand a significant consumer and broadband subscriber base. The Rockstar Games brand could be eroded by failure to develop and maintain content that appeals to the evolving preferences of our audience. The inability to establish or maintain the Rockstar Games brand successfully, or the incurrence of excessive expense in an attempt to promote and maintain our brand, could materially and adversely affect our business, operating results and financial condition.

Our success depends on the successful development of new technologies, services and features.

The markets for our enabling technologies and content are characterized by rapid technological developments, frequent new product and service introductions and evolving industry standards. The emerging nature of these products and services and their rapid evolution will require that we continually improve the performance, features and reliability of our content and technologies, particularly in response to offerings of new products or services by our competitors. Technological change and evolving industry standards, which may render our technologies and products noncompetitive or obsolete.

                     Risk Factors Relating to this Offering:

The market price of our common stock may be volatile.

     The market price of the common stock may be highly volatile. Disclosures of our operating results, announcements of various events by us or our competitors and the development and marketing of new titles affecting the interactive entertainment software industry may cause the market price of the common stock to change significantly over short periods of time. Sales of shares under this prospectus may have a depressive effect on the market price of our common stock.

Future sales of shares of our common stock could affect the market price of our common stock and our ability to raise additional capital.

     We have previously issued a substantial number of shares of common stock, which are eligible for resale under Rule 144 of the Securities Act, and may become freely tradeable. We have also granted registration rights with respect to a substantial number of shares of common stock, including shares issuable upon the exercise of options and warrants. If holders of registration rights choose to exercise such rights and sell shares of common stock in the public market, or if holders of currently restricted shares choose to sell such shares in the public market under Rule 144, the prevailing market price for the common stock may decline. Future public sales of shares of common stock may adversely affect the market price of our common stock or our future ability to raise capital by offering equity securities.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of shares by the selling stockholders. We have agreed to pay the expenses of this offering.

                              SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the selling stockholders. Except as set forth below, none of the selling stockholders has ever held any position or office with us or had any other material relationship with us.

                              Beneficial Ownership                                            Percentage of
                                 of Shares of                                                     Shares
Selling Stockholder              Common Stock       Shares to be Sold    Shares Owned After    Owned After
-------------------           Prior to Offering      in the Offering        the Offering       the Offering
                              ------------------     ---------------        ------------       ------------
Broadband Solutions,              2,563,849              795,000            1,786,849            6.6%
Inc.
George Robinson                     446,678              446,678                 --               --
Electronic Arts                     167,922              167,922                 --               --
Fiduciaria Orefici SpA               30,000               30,000                 --               --
Carmignac Gestion                    60,000               60,000                 --               --
Etna Finance                         10,000               10,000                 --               --
Leven Gestion                        10,000               10,000                 --               --
Victoire Sirius                      35,000               35,000                 --               --
Pierre Charon Gestion                20,000               20,000                 --               --
Unibank                             150,000              150,000                 --               --
Morgan Stanley & Co.                 20,000               20,000                 --               --
Saudi International                  40,000               40,000                 --               --
Bank
Concorde Special                     10,000               10,000                 --               --
Situation Investment
Fund II
Meriken Nominees I                   25,000               25,000                 --               --
Ltd.
Tiburon Asset                        20,000               20,000                 --               --
Management LLC


     This table assumes the sale of all of the shares offered.

     According to Schedule 13G filed by Broadband Solutions, Inc., the stockholders of Broadband Solutions are The Bulrush Trust and The Elm Tree Trust, each of which owns 50% of Broadband Solutions. Ramy Weitz is the sole beneficiary of The Bulrush Trust and Guy Poran is the sole beneficiary of The Elm Tree Trust. Mr. Weitz is the President of our Broadband Studios subsidiary. Messrs. Weitz and Poran have reported shared voting and dispositive power over the shares held by Broadband Studios.

     Broadband Solutions has agreed not to sell 385,000 of the 795,000 shares registered for sale until September 14, 2000.

                              PLAN OF DISTRIBUTION

     We are registering shares of our common stock with this prospectus on behalf of the selling stockholders. All references to selling stockholders in this prospectus include donees and pledgees selling shares of common stock received from a named selling stockholder after the date of this prospectus. We have agreed to pay all expenses in connection with the registration of the shares of common stock for sale by the selling stockholders. The selling stockholders will bear all brokerage commissions and similar selling expenses, if any, attributable to sales of their shares. Sales of shares may be effected by the selling stockholders from time to time in one or more types of transactions, any of which may involve crosses and block transactions, made on Nasdaq, in the over-the-counter market, on a national securities exchange, in privately negotiated transactions or otherwise or in a combination of such transactions at prices and at terms and market prices prevailing at the time of sale or at privately negotiated prices. These transactions may or may not involve brokers or dealers.

     Without limiting the generality of the foregoing, the shares may be sold in one or more of the following types of transactions: (a) a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resale. In addition, any shares covered by this prospectus which qualify for sale pursuant to Section 4(1) of the Securities Act of 1933 or Rule 144 promulgated thereunder may be sold under such provisions rather than pursuant to this prospectus.

     In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered in this prospectus in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares short and deliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered in this prospectus, which the broker-dealer may resell pursuant to this prospectus. The selling stockholders may also pledge the shares registered in this prospectus to a broker or dealer, and, upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

     Brokers or dealers may receive compensation in the form of commissions, discounts or concessions from selling stockholders in amounts to be negotiated in connection with sales. Such brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. In this case, any commissions, discounts or concessions received by broker-dealers and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Compensation to be received by broker-dealers and retained by the selling stockholders in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including any supplements, to any person who purchases any of the shares from or through such dealer or broker.

     During such time as they may be engaged in a distribution of the shares included in this prospectus, the selling stockholders are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

     It is possible that a significant number of shares may be sold under this prospectus. Accordingly, these sales or the possibility of such sales may have a depressive effect on the market price of our common stock.

                                 INDEMNIFICATION

     The General Corporation Law of the State of Delaware contains provisions permitting our directors and officers to be indemnified against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, as the result of an action or proceeding in which they may be involved by reason of having been a director or officer. Our Certificate of Incorporation includes a provision that limits the personal liability of our directors to us or our stockholders for monetary damages arising from a breach of their fiduciary duties as directors to the fullest extent now or hereafter permitted by the Delaware General Corporation Law. This provision does not prevent us or our stockholders from seeking equitable remedies, such as injunctive relief or recision. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

     Our Certificate of Incorporation provides that we shall indemnify our officers and directors to the maximum extent permitted from time to time under the Delaware General Corporation Law and requires us to advance expenses to any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect. In addition, our By-laws require us to indemnify, to the fullest extent permitted by law, any director, officer, employee or agent for acts which such person reasonably believes are not in violation of our corporate purposes as set forth in our Certificate of Incorporation. At present, the Delaware General Corporation Law provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests.

     Insofar as indemnification against liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling us pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

     Blank Rome Tenzer Greenblatt LLP of New York, New York will pass upon the validity of the shares of common stock being offered with this prospectus.


                                     EXPERTS

     The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended October 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

     The financial statements of Jack of All Games, Inc. as of and for the year ended December 31, 1997 have been included in reliance upon the reports of Aronowitz, Chaiken & Hardesty, LLP, given upon the authority of that firm as experts in accounting and auditing.

================================================================================
      We have not authorized any dealer, salesperson or any other person to give any information or to make any representations other than those contained in this prospectus. You must not rely on unauthorized information. This prospectus does not offer to sell or solicit an offer to buy securities in any jurisdiction in which it is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall imply that the information in this prospectus is correct as of any time after the date of this prospectus.

                                 --------------
                                TABLE OF CONTENTS

                                                                            Page
Where You Can Find More Information .......................................    2
Forward Looking Statements ................................................    2
About Take-Two Interactive Software, Inc. .................................    3
Recent Developments .......................................................    3
Risk Factors ..............................................................    5
Use of Proceeds ...........................................................   17
Selling Stockholders ......................................................   17
Plan of Distribution ......................................................   19
Indemnification ...........................................................   20
Legal Matters .............................................................   20
Experts ...................................................................   20

================================================================================


                                  Common Stock




                       TAKE-TWO INTERACTIVE SOFTWARE, INC.



                                 --------------
                                   PROSPECTUS
                                 --------------





                                 ________, 2000

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     Expenses payable in connection with the issuance and distribution of the securities being registered (estimated except in the case of the registration fee) are as follows:

                                                                          Amount
                                                                          ------

Registration Fee                                                         $ 5,221

Printing                                                                   1,000

Legal and Accounting Fees and Expenses                                    10,000

Transfer Agents and Registrars Fees                                        1,000

Miscellaneous                                                              2,779
                                                                         -------
         TOTAL                                                           $20,000
                                                                         -------
The above fees will be paid by the Company.

Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law ("DGCL") contains provisions entitling the Company's directors and officers to indemnification from judgments, finds, amounts paid in settlement and reasonable expenses (including attorneys' fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Company. In its Certificate of Incorporation, the Company has included a provision that limits, to the fullest extent now or hereafter permitted by the DGCL, the personal liability of its directors to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the DGCL as current in effect, this provision limits a director's liability except where such director (i) breaches his duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engaged in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in
Section 174 of the DGCL, or (iv) obtains an improper personal benefit. This provision does not prevent the Company or its stockholders from seeking equitable remedies, such an injunctive relief or recision. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

     The Certificate of Incorporation also includes provisions to the effect that (subject to certain exceptions) the Company shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify, and upon request shall advance expenses to, any director or officer to the extent that such indemnification and advancement of expenses is permitted under such law, as it may from time to time be in effect. In addition, the By-laws require the Company to indemnify, to the fullest extent permitted by law, any director, officer, employee or agent of the Company for acts which such person reasonably believes are not in violation of the Company's corporate purposes as set forth in the Certificate of Incorporation. At present, the DGCL provides that, in order to be entitled to indemnification, an individual must have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the Company's best interests.

Item 16. Exhibits

(a)  Exhibits

Exhibit No.


5    Opinion  of  Blank  Rome  Tenzer  Greenblatt  LLP  regarding   legality  of
     securities being registered.

23.1 Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Aronowitz, Chaiken & Hardesty, LLP.

23.3 Consent of Blank Rome Tenzer Greenblatt LLP (included in Exhibit 5).

24 Power of Attorney included in the signature page of this registration statement.


Item 17. Undertakings

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) For the purpose of determining any liability under the Securities Act of 1933, each filing of an annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the small business issuer in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of New York, State of New York, on the 10th day of May 2000.

                     TAKE-TWO INTERACTIVE SOFTWARE, INC.

                     By:/s/ Ryan A. Brant
                        ----------------------
                        Ryan A. Brant
                        Chief Executive Officer

     Each person whose signature appears below hereby authorizes each of Ryan A. Brant and Larry Muller or either of them as his true and lawful attorney-in-fact with full power of substitution to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments thereto.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature                               Title                         Date
---------                               -----                         ----

/s/ Ryan A. Brant        Chief Executive Officer and Director      May 10, 2000
-----------------------  (Principal Executive Officer)
Ryan A. Brant

/s/ Barry Rutcofsky      President                                 May 10, 2000
-----------------------
Barry Rutcofsky

/s/ Larry Muller         Chief Financial Officer                   May 10, 2000
-----------------------  (Principal Financial Officer)
Larry Muller

/s/ Anthony R. Williams  Co-Chairman  and Director                 May 10, 2000
-----------------------
Anthony R. Williams

/s/ Gary Dale            Director                                  May 10, 2000
-----------------------
Gary Dale

/s/ Oliver R. Grace, Jr  Director                                  May 10, 2000
-----------------------
Oliver R. Grace, Jr.

/s/ Neil S. Hirsch       Director                                  May 10, 2000
-----------------------
Neil S. Hirsch

/s/ Kelly Sumner         Director                                  May 10, 2000
-----------------------
Kelly Sumner

/s/ Robert Flug          Director                                  May 10, 2000
-----------------------
Robert Flug